Exhibit 10.12
FIRSTMERIT CORPORATION
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     The Company originally adopted the Plan (formerly known as the FirstMerit Corporation Executive Supplemental Retirement Plan), effective as of February 13, 1987. The Company amended and restated the Plan, effective as of August 28, 1995, in order to provide supplemental retirement benefits for certain management employees who become Members of the Plan. The Plan was amended and restated again, effective as of January 1, 2001, in order to incorporate the amendments to the Plan adopted since its last restatement and to revise certain of the benefits provided under the Plan. Effective December 31, 2007, no further employees were permitted to become participants in the Plan.
     The Company is amending and restating the Plan as hereinafter provided to, among other things, incorporate the amendments to the Plan adopted since its last restatement and to incorporate changes required by Code Section 409A and the Treasury Regulations promulgated thereunder.
ARTICLE I
TITLE AND EFFECTIVE DATE
     Section 1.01 This Plan shall be known as the FirstMerit Corporation Amended and Restated Supplemental Executive Retirement Plan.
     Section 1.02 The “Effective Date” of the Plan, as amended and restated herein, shall be January 1, 2008.
ARTICLE II
DEFINITIONS
     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:
     Section 2.01 “Actuarial Equivalent” or “Actuarially Determined” shall mean a benefit of equivalent value when computed on the basis of the assumptions as to interest and mortality set forth in the Qualified Plan. Notwithstanding the foregoing, for purposes of making computations under this Section with regard to the CEO, the assumed rate of interest shall be the rate of interest determined on the relevant date in accordance with the terms of the Qualified Plan as of May 15, 2006, that were applicable for purposes of determining an actuarially equivalent lump sum for distributions made after December 31, 1997.
     Section 2.02 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c).
     Section 2.03 “Attained Age” shall mean the age of a Member as of his or her last birthday. Notwithstanding the foregoing, for purposes of Section 4.02, the Attained Age of the CEO shall be increased by (a) three (3) years, unless the CEO’s employment is terminated for

Cause (as such term is defined in the CEO Employment Agreement), plus (b) such additional years, if any, provided in accordance with the terms of the CEO Change Agreement.
     Section 2.04 “Average Monthly Earnings” shall mean an amount determined by dividing by thirty-six (36) the sum of the Member’s Total Compensation for the three (3) calendar years during the last five (5) calendar years of the Member’s employment with the Employer in which the Member’s Total Compensation was the highest, regardless of whether such calendar years were consecutive. If the Member was employed by the Employer for less than three (3) full calendar years, “Average Monthly Earnings” shall mean an amount determined by dividing the number of full months that the Member was employed by the Employer into the Member’s Total Compensation for the period during which the Member was employed by the Employer.
     Section 2.05 “Beneficiary” shall mean any person who is or persons who are designated by the Member to receive any Death Benefits payable under this Plan.
     Section 2.06 “Benefit Commencement Date” shall mean the earliest date on which a Member will receive or begin to receive Monthly Retirement Income pursuant to Section 4.04 or Article VI.
     Section 2.07 “Board of Directors” shall mean the Board of Directors of the Company.
     Section 2.08 “CEO” shall mean the Chief Executive Officer of the Company as of January 17, 2008.
     Section 2.09 “CEO Change Agreement” shall mean the Change in Control Termination Agreement or the Displacement Agreement by and between the Company and the CEO that is in effect as of January 17, 2008, as may be amended from time to time.
     Section 2.10 “CEO Employment Agreement” shall mean the Employment Agreement by and between the Company and the CEO that is in effect as of January 17, 2008.
     Section 2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Section 2.12 “Committee” shall mean the Compensation Committee of the Board of Directors.
     Section 2.13 “Company” shall mean FirstMerit Corporation, an Ohio corporation.
     Section 2.14 “Death Benefit” shall mean any benefit paid to a Beneficiary upon the death of a Member as provided under the terms of this Plan.
     Section 2.15 “Disability” or “Disabled” shall mean (a) with respect to Pre-2005 Monthly Retirement Income, eligibility for disability benefits under the terms of the Employer’s Long-Term Disability plan in effect from time to time; and (b) with respect to Post-2004 Monthly Retirement Income, the Member is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Member’s employer; or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
     Section 2.16 Reserved.
     Section 2.17 “Effective Date” shall have the meaning set forth in Section 1.02.
     Section 2.18 “Employer” shall mean (a) the Company and (b) any Affiliate that is authorized by the Board of Directors or the Committee to participate in this Plan. For purposes of this Plan, “Employer” shall include any organization into which or with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred, and the successors and assigns of any of the foregoing; provided that such entity meets the requirements set forth in the preceding sentence.
     Section 2.19 “401(k) Plan” shall mean the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan, as amended from time to time.
     Section 2.20 “Member” shall mean an employee of the Employer who is part of a select group of management and has become a Member as provided in Article III hereof.
     Section 2.21 “Monthly Retirement Income” shall mean the monthly income, calculated under either Section 4.01 or 4.02, as applicable, which is payable to a Member pursuant to the terms of this Plan.
     Section 2.22 “Normal Retirement Date” shall mean the first day of the month coinciding with or immediately following the Member’s sixty-fifth (65th) birthday.
     Section 2.23 “Plan” shall mean the FirstMerit Corporation Amended and Restated Supplemental Executive Retirement Plan, as amended from time to time.
     Section 2.24 “Plan Administrator” shall mean the person or entity designated as such in accordance with Section 7.01.
     Section 2.25 “Post-2004 Monthly Retirement Income” shall mean the portion of a Member’s Monthly Retirement Income which is not Pre-2005 Monthly Retirement Income.
     Section 2.26 “Pre-2005 Monthly Retirement Income” shall mean the portion, if any, of a Member’s Monthly Retirement Income that was earned and vested under the Plan (within the meaning of Code Section 409A) as of December 31, 2004 and any earnings (whether actual or notional) attributable to such portion of the Member’s Monthly Retirement Income (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder) and any earnings (whether actual or notional) thereon.

     Section 2.27 “Previous Employer Plan” shall mean any qualified retirement, pension or profit sharing plan or similar fund or program of any previous employer of a Member in which a Member participated, including without limitation, any defined contribution plan, simplified employer plan or, if a Member’s previous employer was unincorporated or the Member was previously self-employed, or considered to be self-employed, any Keogh plan which was established by the Member or in which the Member was a participant. The term “Previous Employer Plan” shall not include the amounts credited to a Member under a 401(k), savings or thrift plan maintained by a Member’s previous employer that are attributable to the Member’s salary deferral or post-tax contributions and any investment earnings thereon.
     Section 2.28 “Primary Social Security Benefit” shall mean the estimated Primary Insurance Amount (payable monthly) available to a Member at age sixty-five (65) under the Social Security Act, as amended and as in effect at the Member’s Benefit Commencement Date.
     Section 2.29 “Projected Account Balance” shall mean the Member’s account balance, if any, under a Previous Employer Plan as of the date of his termination of employment with his previous employer plus interest thereon through and including the Member’s Benefit Commencement Date at a compound rate of interest equal to the rate of interest used in the Qualified Plan for purposes of determining actuarial equivalence. Notwithstanding the foregoing, the Projected Account Balance of the CEO shall be computed using the rate of interest determined on the relevant date in accordance with the terms of the Qualified Plan as of May 15, 2006, that was applicable for purposes of determining an actuarially equivalent lump sum for distributions made after December 31, 1997.
     Section 2.30 “Qualified Plan” shall mean the Pension Plan for Employees of FirstMerit Corporation and Affiliates, as amended from time to time.
     Section 2.31 “Retirement Date” shall mean the first day of the month coinciding with or immediately following the month the Member terminates employment with the Employer on or after reaching age fifty-five (55).
     Section 2.32 “Separation From Service” shall mean a “separation from service” from the Employer within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h). With respect to any Post-2004 Monthly Retirement Income, wherever used in this Plan, any form of the words “retire” or “terminate” in connection with a Member’s employment shall mean a Separation From Service.
     Section 2.33 “Specified Employee” shall mean a “specified employee” as defined in Code Section 409A and Treasury Regulation Section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees.
     Section 2.34 “Total Compensation” shall mean the total of the Member’s “Compensation,” as defined and determined under the Qualified Plan, plus the incentive compensation received by the Member under the Employer’s Executive Incentive Compensation Plan during a calendar year. “Total Compensation” specifically excludes compensation received by a Member as a result of the exercise of a non-qualified stock option, the sale of stock acquired under an incentive stock option or the vesting of an award of dividend units or restricted stock.

     Section 2.35 “Unfunded Supplemental Benefit Plan” shall mean the “excess benefit plan” known as the FirstMerit Corporation Unfunded Supplemental Benefit Plan (effective as of January 1, 1984), as amended from time to time.
     Section 2.36 “Vested Percentage” shall have the meaning ascribed to it in Section 4.05.
     Section 2.37 For purposes of determining a Member’s Vested Percentage, a “Year of Service” shall mean a period of twelve (12) consecutive months commencing on the date that an employee of the Employer first becomes a Member of this Plan, or on any anniversary of such date, during which the Member completes at least One Thousand (1,000) Hours of Service (as defined in the Qualified Plan); provided, however, that the Committee, in its sole discretion, may credit a Member with Years of Service for purposes of determining such Member’ s Vested Percentage with respect to any period prior to the date that the Member first became a Member of this Plan, regardless of whether the Member was an employee of the Employer during all or a portion of such prior period. Notwithstanding the foregoing, for purposes of calculating his Vested Percentage, the CEO shall be credited with (a) three (3) additional Years of Service, unless the CEO’s employment is terminated for Cause (as such term is defined in the CEO Employment Agreement), plus (b) such additional Years of Service, if any, provided under the terms of the CEO Employment Agreement and the CEO Change Agreement, as applicable.
ARTICLE III
MEMBERSHIP IN THE PLAN
     Section 3.01 Eligibility for membership in this Plan shall be determined by the Board of Directors in its sole discretion, on an individual basis; provided, however, that no employee of the Employer shall become a Member of the Plan after December 31, 2007. Any individual who is participating in the Plan immediately prior to the Effective Date shall continue to participate in the Plan after the Effective Date, subject to the terms and conditions of the Plan.
ARTICLE IV
MONTHLY RETIREMENT INCOME
     Section 4.01 Subject to the provisions of Article X, a Member whose Benefit Commencement Date coincides with or is subsequent to his Normal Retirement Date shall be entitled to receive a Monthly Retirement Income calculated under this Section 4.01. The amount of a Member’s Monthly Retirement Income under this Section 4.01 shall be equal to fifty percent (50%) of his Average Monthly Earnings reduced by the following amounts:
     (a) Fifty percent (50%) of his monthly Primary Social Security Benefit payable at his Benefit Commencement Date under the Social Security law in effect at that time;
     (b) One hundred percent (100%) of his monthly income payable under the Qualified Plan, calculated in the form of a straight life annuity commencing on the Member’s Benefit Commencement Date;
     (c) One hundred percent (100%) of his monthly income, if any, payable under the Unfunded Supplemental Benefit Plan, calculated in the form of a straight life annuity commencing on the Member’s Benefit Commencement Date;

     (d) [Reserved];
     (e) One hundred percent (100%) of the straight life annuity commencing on the Member’s Benefit Commencement Date that is the Actuarial Equivalent of the aggregate Matching Contributions, if any, credited to the Member’s Matching Contribution Account, Profit Sharing Account and Retirement Investment Plan Account under the 401(k) Plan as of the Member’s Benefit Commencement Date, excluding investment earnings on such Matching Contributions; and
     (f) One hundred percent (100%) of the benefits payable to the Member under any Previous Employer Plan. Amounts payable to the Member pursuant to a Previous Employer Plan shall be Actuarially Determined as a straight life annuity payable in equal monthly installments, regardless of the actual form of benefit payable to, or received by, the Member. If the Previous Employer Plan is a defined contribution plan, the amount of the offset shall be Actuarially Determined by determining the amount of a straight life annuity payable to the Member commencing on his Benefit Commencement Date from an amount equal to the Member’s Projected Account Balance from such Previous Employer Plan; provided, however, that the amount of such straight life annuity shall be based upon the actual value of the benefit accrued by the Member under the Previous Employer Plan determined as of the Member’s Benefit Commencement Date, regardless of whether such benefit is payable from the Previous Employer Plan or a rollover IRA, if the Member is able to provide the Plan Administrator with satisfactory evidence that the actual value of his benefit from the Previous Employer Plan is less than the Projected Account Balance.
Notwithstanding the foregoing, the Monthly Retirement Income of a Member, who was a Member of this Plan immediately prior to January 1, 2001, shall be the greater of the Monthly Retirement Income calculated in accordance with this Section 4.01, as amended on January 1, 2001, or the Monthly Retirement Income calculated under Section 4.01 of the Plan as it existed immediately prior to January 1, 2001, based upon the definition of Average Monthly Earnings in effect immediately prior to January 1, 2001.
     Section 4.02 Subject to the provisions of Article X, a Member whose Benefit Commencement Date precedes his Normal Retirement Date shall receive a Monthly Retirement Income as calculated in Section 4.01, without regard to subparagraphs (a), (b), (c), (d), (e) and (f) thereof, multiplied by the Member’s Vested Percentage as of the date of his termination of employment with the Employer. The Monthly Retirement Income determined pursuant to the preceding sentence shall be further reduced by three percent (3%) for every year that the Member’s Attained Age on his Benefit Commencement Date is less than sixty-five (65) as set forth in the following table.

MONTHLY RETIREMENT INCOME AS A
PERCENT OF MONTHLY RETIREMENT
INCOME CALCULATED UNDER SECTION
4.01 WITHOUT REGARD TO
ATTAINED AGE ON BENEFIT	SUBPARAGRAPHS (a), (b), (c), (d), (e) AND
COMMENCEMENT DATE	(f)
55	70%
56	73%
57	76%
58	79%
59	82%
60	85%
61	88%
62	91%
63	94%
64	97%
     A Member’s Monthly Retirement Income calculated under this Section 4.02 shall be further reduced by the following amounts:
     (a) Fifty percent (50%) of his Primary Social Security Benefit payable at his Benefit Commencement Date under the Social Security law in effect at that time. (A Member whose Benefit Commencement Date occurs prior to the Member attaining age sixty-two (62) shall have his benefits reduced by fifty percent (50%) of his Primary Social Security Benefit payable at age sixty-two (62), but such reduction shall not occur until the Member attains age sixty-two (62).);
     (b) One hundred percent (100%) of his monthly income payable under the Qualified Plan, calculated in the form of a straight life annuity commencing on the Member’s Benefit Commencement Date. (A Member whose Benefit Commencement Date occurs prior to the Member meeting the early retirement eligibility requirements set forth in the Qualified Plan shall have his benefits reduced by an amount that is the Actuarial Equivalent to the monthly income payable under the Qualified Plan at age sixty-five (65), if any, calculated in the form of a straight life annuity.);
     (c) One hundred percent (100%) of his monthly income, if any, payable under the Unfunded Supplemental Benefit Plan, calculated in the form of a straight life annuity commencing on the Member’s Benefit Commencement Date. (A Member whose Benefit Commencement Date occurs prior to the Member meeting the early retirement eligibility requirements set forth in the Unfunded Supplemental Plan shall have his benefits reduced by an amount that is the Actuarial Equivalent to the monthly income payable under the Unfunded Supplemental Plan at age sixty-five (65), if any, calculated in the form of a straight life annuity.);
     (d) [Reserved];
     (e) One hundred percent (100%) of the straight life annuity commencing on the Member’s Benefit Commencement Date that is the Actuarial Equivalent of the aggregate Matching Contributions, if any, credited to the Member’s Matching Contribution Account, Profit

Sharing Account and Retirement Investment Plan Account under the 401(k) Plan as of the Member’s Benefit Commencement Date, excluding investment earnings on such Matching Contributions; and
     (f) One hundred percent (100%) of the benefits payable to the Member under any Previous Employer Plan. Amounts payable to the Member pursuant to a Previous Employer Plan shall be Actuarially Determined as a straight life annuity payable in equal monthly installments, regardless of the actual form of benefit payable to, or received by, the Member. If the Previous Employer Plan is a defined contribution plan, the amount of the offset shall be Actuarially Determined by determining the amount of a straight life annuity payable to the Member commencing on his Benefit Commencement Date from an amount equal to the Member’s Projected Account Balance from such Previous Employer Plan; provided, however, that the amount of such straight life annuity shall be based upon the actual value of the benefit accrued by the Member under the Previous Employer Plan determined as of the Member’s Benefit Commencement Date, regardless of whether such benefit is payable from the Previous Employer Plan or a rollover IRA, if the Member is able to provide the Plan Administrator with satisfactory evidence that the actual value of his benefit from the Previous Employer Plan is less than the Projected Account Balance.
Notwithstanding the foregoing, the Monthly Retirement Income of a Member, who was a Member of this Plan immediately prior to January 1, 2001, and whose Benefit Commencement Date precedes his Normal Retirement Date, shall be the greater of the Monthly Retirement Income calculated in accordance with this Section 4.02, as amended on January 1, 2001, or the Monthly Retirement Income calculated under Section 4.02 of the Plan as it existed immediately prior to January 1, 2001, based upon the definition of Average Monthly Earnings in effect immediately prior to January 1, 2001.
     Section 4.03 If a Member remains in the employ of the Employer subsequent to his Normal Retirement Date, the Member shall be entitled to receive a Monthly Retirement Income calculated as though he had retired on his Normal Retirement Date.
     Section 4.04
     (a) A Member’s Pre-2005 Monthly Retirement Income shall be paid monthly commencing on the Member’s actual Retirement Date and continuing on the same day of each month thereafter through and including the month in which the Member’s death occurs. Alternatively, the Member may elect to have his Pre-2005 Monthly Retirement Income paid as the Actuarial Equivalent of any form of payment permitted under the Qualified Plan. Notwithstanding the preceding sentence, an election made by a Member under the Qualified Plan with respect to the form of payment of his benefits under the Qualified Plan shall not be effective with respect to the form of payment of his Pre-2005 Monthly Retirement Income under this Plan unless such election is expressly approved in writing by the Committee. If the Committee shall not approve such election in writing, then the form of payment of the Member’s Pre-2005 Monthly Retirement Income under this Plan shall be selected by the Committee in its sole discretion. Notwithstanding the foregoing, if the Pre-2005 Monthly Retirement Income calculated in accordance with Section 4.01 (or Section 4.02) as it existed immediately prior to January 1, 2001, yields a greater benefit than the benefit calculated in accordance with Section

4.01 (or Section 4.02) as amended on January 1, 2001, such benefit shall be paid monthly commencing on the Member’s Retirement Date and continuing on the same day of each of the one hundred and seventy-nine (179) months immediately following the month in which the Member’s Retirement Date occurs. Notwithstanding the foregoing, if the Member terminates prior to attaining age fifty-five (55), the Member’s Pre-2005 Monthly Retirement Income shall be payable in the same form as described above but commencing within sixty (60) days following the date the Member attains age fifty-five (55).
     (b) Subject to Sections 4.06, the vested portion of a Member’s Post-2004 Monthly Retirement Income shall be paid in an Actuarial Equivalent single lump sum within sixty (60) days following the later of (i) the Member’s Separation From Service and (ii) the date the Member attains age fifty-five (55).
     Section 4.05 Subject to the provisions of Article X, upon termination of a Member’s employment with the Employer, the Member shall be entitled to receive the vested portion of his Monthly Retirement Income, which shall be paid in accordance with Section 4.04, Article V or Article VI, as applicable. The vested portion of the Member’s Monthly Retirement Income shall be equal to the Member’s Monthly Retirement Income calculated under Section 4.01, or under Section 4.02 if the Member’s Benefit Commencement Date precedes his Normal Retirement Date, multiplied by the Member’s Vested Percentage as of the date of his termination of employment with the Employer. A Member’s “Vested Percentage” shall be equal to ten percent (10%) multiplied by the Member’s Years of Service; provided, however, that the Vested Percentage of a Member who has attained age fifty-five (55) shall not be less than (a) fifty percent (50%) plus (b) ten percent (10%) times the Member’s Years of Service completed after age fifty-five (55).
     Section 4.06 Notwithstanding any provision in the Plan to the contrary, any Post-2004 Monthly Retirement Income payable to a Specified Employee upon a Separation From Service cannot be (or begin to be) distributed until the earlier of (a) the first day of the seventh (7th) month following the date on which the Specified Employee has a Separation From Service or (b) the date on which the Specified Employee dies. The first payment to be made shall include the cumulative amount (if any) of any amounts that could not be paid during such postponement period.
     Section 4.07 The Company may accelerate the time or schedule of a payment of a Member’s Post-2004 Monthly Retirement Income at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.
ARTICLE V
DEATH BENEFITS
     Section 5.01 Subject to the provisions of Section 5.02 and Article X, in the event of the death of a Member, the Member’s Beneficiary shall receive the benefit, if any, to which he or she is entitled in accordance with the time and form of benefit chosen by the Member in accordance with Section 4.04.
     Section 5.02 Subject to the provisions of Article X, in the event of the death of a Member prior to the date payment of his Monthly Retirement Income has commenced, such Member’s Pre-2005 Monthly Retirement Income shall be distributed to the Member’s Beneficiary in one of the following manners, at the Beneficiary’s option:
     (a) one hundred percent (100%) of the Member’s Pre-2005 Monthly Retirement Income calculated as if the Member’s Benefit Commencement Date occurred on the day before his death, which amount shall be payable commencing on the first day of the second month following the month in which the Member’s death occurs and continuing on the same day of each of the immediately following one hundred seventy-nine (179) months; or
     (b) fifty percent (50%) of the Member’s Pre-2005 Monthly Retirement Income calculated as if the Member’s Benefit Commencement Date occurred on the day before his death, which amount shall be payable commencing on the first day of the second month following the month in which the Member’s death occurs and continuing on the same day of each month thereafter through and including the month in which the Beneficiary’s death occurs.
     Section 5.03 The Death Benefits provided under subparagraphs (a) or (b) above shall be calculated under Section 4.01 if the Member’s death occurs on or after his Normal Retirement Date and under Section 4.02 if the Member’s death occurs prior to his Normal Retirement Date. If the Member’s death occurs prior to his attainment of age fifty-five (55), the Death Benefit provided under this Section 5.02 shall be determined under Section 4.02 as if the Member had attained age fifty-five (55) on the date of his death.
ARTICLE VI
DISABILITY
     Section 6.01 Subject to the provisions of Article X, if a Member is determined to be Disabled prior to his Normal Retirement Date, the Disabled Member shall be entitled to receive a Monthly Retirement Income calculated pursuant to Section 4.01 commencing on his or her Normal Retirement Date. Such Monthly Retirement Income shall be paid to the Disabled Member in the form of benefit that would otherwise have been provided to the Member in accordance with Section 4.04.
ARTICLE VII
PLAN ADMINISTRATION
     Section 7.01 The Chief Human Resources Officer of the Company is the Plan Administrator of the Plan. The Board of Directors shall have the right to change the Plan Administrator at any time and from time to time. The Employer shall give the Members written notice of any change of the Plan Administrator or any change in the address of the Plan Administrator.
     Section 7.02 (a) The Plan Administrator shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. The Plan Administrator shall have such other discretionary authority as may be necessary to enable it to discharge his or her responsibilities under the Plan as administrator, including, but not limited to, the power:
(i)	to review claims by Claimants in accordance with Article VIII;

(ii)	to appoint or employ one or more persons to assist in the administration of the Plan;

(iii)	to adopt such rules as he or she deems appropriate for the administration of the Plan;

(iv)	to prescribe procedures to be followed by Members;

(v)	to prepare and distribute information relating to the Plan; and

(vi)	to request from Employers and Members such information as shall be necessary for proper administration of the Plan.
     (b) Subject to the provisions of Article VIII, the decision of the Plan Administrator upon any matter within his or her authority shall be final and binding on all parties, including the Company, the Employer and Members and their Beneficiaries.
     Section 7.03 In making decisions under the Plan, the Plan Administrator shall be entitled to rely upon information furnished by a Member, Beneficiary or Employer.
     Section 7.04 Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (a) to determine the form and method of any benefit payments, (b) to establish the timing of benefit distributions and (c) to settle claims according to the provisions in Article VIII.
ARTICLE VIII
CLAIMS PROCEDURE
     Section 8.01 (a) Any Member or Beneficiary or estate of a Member (the “Claimant”) who believes that he, she or it is entitled to an unpaid Plan benefit or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Plan Administrator.
     (b) If the claim is wholly or partially denied, the Plan Administrator will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Plan Administrator relied to deny the claim;

(iii)	A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse determination upon review; and

(v)	In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).
If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Plan Administrator expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two additional thirty (30) day periods.
     (c) If a claim has been wholly or partially denied, the affected Claimant, or such Claimant’s authorized representative, may:
(i)	Request that the Committee reconsider the Plan Administrator’s denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied (one hundred eighty (180) days in the case of a denial of a claim on account of Disability);

(ii)	Review pertinent documents and other material upon which the Plan Administrator relied when denying the initial claim; and

(iii)	Submit a written description of the reasons for which the Claimant disagrees with the Plan Administrator’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all appeals of denied benefit claims and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the Claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

The Committee’s decision on review will be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.
Notwithstanding the foregoing, in the case of a claim on account of Disability, no deference shall be given to the initial benefit determination. For issues involving medical judgment, the Committee must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the Plan Administrator or the Committee, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 8.01.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Member or employee at any time, regardless of the effect which such discharge shall have upon him as a Member of the Plan.
     Section 9.02 The rights of the Member, the Beneficiary of the Member, or any other person claiming through the Member under this Plan, shall be solely those of an unsecured general creditor of the Employer. Benefits provided under this Plan shall not be separately funded by the Employer but shall be paid out of the operating funds of the Employer as such benefits become due.
     Section 9.03 The Plan does not involve a reduction in salary for the Member or the foregoing of an increase in future salary by the Member.
     Section 9.04 A Member who has terminated employment with the Employer shall not be considered an employee for any purpose under the law.
     Section 9.05 If no Beneficiary has been designated or survives a Member, any amounts to be paid to the Member’s Beneficiary shall be paid to the Member’s estate.
     Section 9.06 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

     Section 9.07 The Employer reserves the right at any time and from time to time, by action of its Board of Directors to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the benefits or rights of any Member or his Beneficiary accrued prior to the date of any such amendment, modification or termination. In addition, the Employer may amend or modify any provision of this Plan as to any particular Member by agreement with such Member, provided that such agreement is in writing, is executed by both the Employer and the Member, and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Member and the Employer shall apply only to the Member so agreeing and no other. Notwithstanding anything in the Plan to the contrary, Section 5 of the Amendment to the Plan dated as of January 17, 2008 shall remain in full force and effect.
     Section 9.08 A Member shall have the right to change his Beneficiary by notifying the Committee of such in writing. Such change shall become effective upon written acknowledgment of the same by the Employer. Any payments made by the Employer to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Employer from all further obligations with respect to such Beneficiary.
     Section 9.09 This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and each Member and his heirs, executors, administrators, legal representatives, successors and assigns, provided however that a Member may not assign his rights hereunder without the express written consent of the Employer.
     Section 9.10 This Plan shall be governed by the laws of Ohio. This Plan is solely between the Employer and the Members. A Member, his Beneficiary or other persons claiming through the Member shall have recourse only against the Employer for enforcement of the Plan.
     Section 9.11 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.
     Section 9.12 The obligations of the Employer under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required or as the Employer deems advisable.
     Section 9.13 It is intended that this Plan comply with Code Section 409A and the Treasury Regulations promulgated thereunder (and any subsequent IRS notices or guidance), and, to the maximum extent permitted by law, this Plan shall be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Member or any Beneficiary, and none of the Company, its Affiliates, the Board of Directors or the Plan Administrator shall have liability to any Member or Beneficiary for a failure to comply with the requirements of Code Section 409A.

ARTICLE X
FORFEITURE OF BENEFITS
     Section 10.01 The Committee may forfeit the Pre-2005 Monthly Retirement Income and/or the Post-2004 Monthly Retirement Income, or suspend the payment of the Pre-2005 Monthly Retirement Income, payable to any Member, or Beneficiary of a Member, if the Committee determines, in its sole discretion, that the Member committed one or more of the following acts while employed by the Employer:
     (a) Felonious criminal activity whether or not affecting the Employer.
     (b) Disclosure to unauthorized persons of Employer information which is believed by the Board of Directors to be confidential.
     (c) Dishonesty or breach of any contract with, or violation of any legal obligation to, the Employer.
     (d) Gross negligence or insubordination in the performance of duties of the position held by the Member.
     Section 10.02 A Member receiving benefits from this Plan who, within three (3) years after the date of termination of employment with the Employer, competes against the Employer will, at the sole discretion of the Committee, have (a) all or a portion of his Pre-2005 Monthly Retirement Income and/or Post-2004 Monthly Retirement Income forfeited at the time determined by the Committee and/or (b) all or a portion of his Pre-2005 Monthly Retirement Income suspended for the period determined by the Committee.
     A Member will be deemed to be competing with the Employer if he engages or becomes interested in or connected with any business or venture that is competitive with the business of the Employer.
     (a) A business or venture will be considered competitive with that of the Employer:
(i) If it is conducted in whole or in part within a radius of one hundred (100) miles of the office to which the Member is assigned on the date of his termination of employment; and
(ii) If it involves the conduct of any business or the furnishing of any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date his employment is terminated.
     (b) A Member will be deemed to be directly or indirectly engaged, interested or participating in a business or venture if he is a stockholder, partner, proprietor, officer, director, consultant, agent or employee of such business or venture or an investor who, directly or indirectly, has advanced on loan, contributed to capital or expended for the purchase of stock an amount or amounts constituting five percent (5%) or more of the capital or assets of such business or venture.
          IN WITNESS WHEREOF, FirstMerit Corporation has caused this amendment and restatement of the Plan to be duly executed and adopted as of this 31st day of December, 2008.

FirstMerit Corporation

By:	/s/ Christopher J. Maurer
Christopher J. Maurer
Executive Vice President, Human Resources